UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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Securities Exchange Act of 1934

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AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLIE F. BOLDEN (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Update on the Proxy Fight Launched at Aerojet Rocketdyne by Warren Lichtenstein, CEO of Steel Partners, and his Friends Martin Turchin, James Henderson and Audrey McNiff

EL SEGUNDO, Calif., March 28, 2022. Eileen Drake (Aerojet Rocketdyne’s CEO) and Gen. Kevin Chilton (Ret.), Thomas Corcoran and Gen. Lance Lord (Ret.) (three of its Independent Directors) (collectively, these non-Steel Partners Directors are referred to as the “Independent Directors”) issued the following open letter to the shareholders of Aerojet Rocketdyne Holdings, Inc. (“Aerojet Rocketdyne” or the “Company”):

Fellow Shareholders:

We are writing this open letter to Aerojet Rocketdyne’s shareholders regarding the proxy fight and litigation initiated by Warren Lichtenstein, CEO of Steel Partners and his friends (the “Steel Directors”) on the Aerojet Rocketdyne Board.1

We would like to recognize the input and support we have received from customers and shareholders since this proxy fight began. They have voiced disappointment that, at a critical time for Aerojet Rocketdyne, Mr. Lichtenstein has caused this disruption to the Company.

We believe Mr. Lichtenstein’s decision to initiate a disruptive proxy contest at this time is driven by his personal concerns – to secure his Board position and gain leverage in the context of the Company’s internal investigation. After the Company’s six non-executive directors (including the three Steel Partners non-executive directors) authorized and commenced an independent investigation seven months ago into alleged misconduct by Aerojet Rocketdyne’s Executive Chair and Steel Partners’ CEO, Warren Lichtenstein, Steel Partners responded by initiating:

a)	A proxy fight seeking to replace the Independent Directors, which include the Company’s CEO, two former four star generals and a former Aerospace and Defense senior executive, and

b)

Litigation in an attempt to limit the Independent Directors’ ability to respond to Mr. Lichtenstein’s surprise proxy fight to take control of the Board and block access to resources needed to ensure that shareholders have a choice of director nominees at the Company’s 2022 Annual Meeting.

We strongly believe we will prevail in the proxy fight even though the Steel Directors are using Steel Partners’ substantial resources in an effort to restrict the Aerojet Rocketdyne Independent Directors in their endeavor to provide shareholders with a choice at the upcoming annual meeting and forcing them to use their own personal resources. Our superior slate will be abundantly clear to all. Because shareholder interests must be protected, the Independent Directors are prepared to take the steps necessary to ensure that shareholder democracy prevails.

[1]

The Steel Partners Directors consist of i) Warren Lichtenstein, CEO of Steel Partners Holdings, ii) James Henderson, who formerly served as CEO of Mr. Lichtenstein’s-controlled Steel Connect and held a number of roles with Steel Partners LLC, a subsidiary of Steel Partners Holdings, iii) Martin Turchin, who is the grandfather of Mr. Lichtenstein’s Chief of Staff at Steel Partners Holdings and iv) Audrey McNiff, who is the sister of one of the Board members at Steel Partners Holdings. All references in this letter to “independent” directors is intended to describe the directors’ independence from Mr. Lichtenstein, Steel Partners and affiliates (i.e., the individuals and entities that initially launched the proxy contest as a stockholder under the Company’s advance notice bylaws, and not through the normal board governance procedures through the Company’s Nominating and Governance Committee).

Now, it is time to turn to the substance of the issues facing the Company today as a result of Steel Partners and Mr. Lichtenstein’s conduct. Aerojet Rocketdyne shareholders deserve to have a voice on these important matters:

1)	Why is Mr. Lichtenstein delaying and refusing to set an Annual Meeting date, which is the only way shareholders can choose the Company’s leaders?

2)

Why did Mr. Lichtenstein and his three Board allies become so critical of the Company’s performance only after the Board launched its investigation into Mr. Lichtenstein’s conduct? Will the results of the Lichtenstein investigation be disclosed?

3)

Why is Mr. Lichtenstein, who as Executive Chair has received on average over $7 million annually (including equity awards as a result of the Company’s strong performance with Ms. Drake as CEO), criticizing the strategic direction of the Company? He is the highest paid named executive officer of the Company and was appointed to that position in June 2016 with his primary purpose to drive company strategy, one which he is now criticizing.

4)

Why does Mr. Lichtenstein continue to oversee the Company’s pension fund, which under his stewardship on the Benefits Committee, including involvement in fund management by Steel Partners, one that has deteriorated from an overfunded position of over $60 million to a currently underfunded position of approximately ($275 million), significantly underperforming the market and negatively impacting our employees?

5)

Why is Steel Partners attempting to remove the management team that has delivered tremendous operational improvement and significant shareholder value, especially as compared to the mediocre performance during Mr. Lichtenstein’s tenure before Ms. Drake became CEO?

6)

Why does Steel Partners continue to hold four seats on the eight-member Board when they sold down their position in the Company from more than 14% in 2008 (when activist Steel Partners and Mr. Lichtenstein first took control of the Company) to slightly more than 5% today?

7)

Why did Mr. Lichtenstein omit from his 13D filing the fact that he called a Special Board meeting on January 21, 2022, outside of the Company’s normal Nomination and Governance process, and then on January 24, 2022, placed extreme demands on the Company’s Independent Directors seeking their approval for Aerojet Rocketdyne to enter into a written agreement with Steel Partners that would have effectively hard-wired the date for the Company’s annual meeting and the slate of directors to be nominated, one that would have included Mr. Lichtenstein regardless of the outcome of the investigation into his conduct?

For all the foregoing reasons, the Independent Directors believe that Steel Partners and Mr. Lichtenstein’s proxy fight and related litigation, along with the slate of directors nominated by Steel Partners, are not in the best interests of the Company and its shareholders. We will continue to advocate for the best interests of Aerojet Rocketdyne and its shareholders, and look forward to moving the Company beyond this distracting and costly proxy fight.

We have nominated four highly qualified director candidates with extensive industry expertise – Gail Baker (former division President at Collins Aerospace); Marion Blakey (former President and CEO of Rolls-Royce North America); Maj. Gen. Charles Bolden, Jr. (Ret.) (former Administrator at NASA); and

Deborah Lee James (former Secretary of the U.S. Air Force) (the “Independent Nominees”) – for election at the upcoming 2022 Annual Meeting. The Independent Directors and Independent Nominees (collectively, the “Independent Slate”) are diverse, experienced, and focused on shareholder value. As noted in our earlier letter, shareholder value has been a hallmark of Ms. Drake’s tenure during which she and her team have led the Company to achieve 121% five-year total shareholder return, significantly outperforming the S&P Aerospace & Defense Select Index by 47% and the S&P 500 by 18%.

We are confident that the Independent Slate represents the best path forward for enhancing shareholder value, and we urge Aerojet Rocketdyne shareholders to support the Independent Slate at the upcoming Annual Meeting.

Thank you for your continued support.

Eileen P. Drake

Chief Executive Officer

Kevin Chilton, Thomas Corcoran, Lance Lord

Aerojet Rocketdyne’s Independent Directors

Important Information

No Company resources were used in connection with these materials which are provided by Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Incumbent Directors”) on their own behalf, and not on behalf of Aerojet Rocketdyne Holdings, Inc. (the “Company”). The Incumbent Directors will file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s annual meeting of stockholders. The Incumbent Directors will furnish the definitive proxy statement to its stockholders, together with a WHITE proxy card. STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement, any amendments or supplements to the proxy statement and other documents that the Incumbent Directors file with the SEC from the SEC’s website at www.sec.gov.

The Incumbent Directors together with Gail Baker, Marion Blakey, Charles Bolden and Deborah Lee James may be deemed participants in the solicitation of proxies from stockholders in connection with the matters to be considered at the Company’s upcoming Annual Meeting of stockholders. Information about the Incumbent Directors is set forth in the Company’s Proxy Statement for its last Annual Meeting of Stockholders, which was filed with the SEC on March 19, 2021 and is available at the SEC’s website at www.sec.gov or the Company’s website at https://ir.aerojetrocketdyne.com/.

In addition, Ms. Drake beneficially owns 336,131 shares of common stock, $0.10 par value per share, of the Company (the “Common Stock”), among which 119,260 shares of Common Stock are directly beneficially owned by Ms. Drake and 216,871 shares of Common Stock are held by EPD 2018 Trust dated August 7, 2018 and indirectly beneficially owned by Ms. Drake. On behalf of General Chilton, 20,436 shares of Common Stock are held by a “rabbi trust,” the receipt of which has been deferred by General Chilton pursuant to the Company’s Deferred Compensation Plan for Nonemployee Directors. Such 20,436 shares of Common Stock are not deemed to be beneficially owned by General Chilton. On behalf of General Lord, 41,911 shares of Common Stock are held by a “rabbi trust,” the receipt of which has been deferred by General Lord pursuant to the Company’s Deferred Compensation Plan for Nonemployee Directors. Thus, the 41,911 shares of Common Stock are not deemed to be beneficially owned by General Lord. Mr. Corcoran beneficially owns 107,301 shares of Common Stock, among which 3,699 shares of Common Stock are directly beneficially owned by Mr. Corcoran and 103,602 shares of Common Stock are held by Thomas A. Corcoran TTEE U/A DTD 07/16/2001 Trust and indirectly beneficially owned by Mr. Corcoran. Ms. James beneficially owns 29 shares of Common Stock, all of which are held by Deborah Lee James Living Trust and indirectly beneficially owned by Ms. James. Mmes. Baker and Blakey and Maj. Gen. Bolden do not beneficially own any securities of the Company.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release are based on current expectations and are subject to risks, uncertainty and changes in circumstances, which could cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “believe,” “could,” “expect,” and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the forward-looking statements.

Contact: Phone: 310-387-8565; Email: maximizeajrdvalue@gmail.com

Source: Committee for Aerojet Rocketdyne Shareholders and Value Maximization